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                                                                    Exhibit 11.1

                      AUSPEX SYSTEMS, INC. & SUBSIDIARIES
                       STATEMENT OF COMPUTATION OF COMMON
                          AND COMMON EQUIVALENT SHARES

                    (in thousands except per share amounts)


                                                                     For Three Months Ended              For Six Months Ended
                                                                  --------------------------        ---------------------------
                                                                  December 31,   December 31,       December 31,    December 31,
                                                                     1996           1995                1996            1995
                                                                  -----------    -----------        -----------     -----------
Net Income...............................................              $4,904         $4,687              9,174           8,222

Weighted average common shares outstanding...............              24,539         23,442             24,480          23,395

Weighted average common equivalent shares

     Weighted average preferred stock outstanding........             --             --                 --              --

     Common stock options................................               1,002          2,017              1,134           2,048

                                                                  -----------    -----------        -----------     -----------
Total weighted average common shares and equivalents.....              25,541         25,459             25,614          25,443
                                                                  ===========    ===========        ===========     ===========

Net income per share.....................................               $0.19          $0.18              $0.36           $0.32
                                                                  ===========    ===========        ===========     ===========







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